Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2012	2011	2010	2009	2008
	(millions except ratios)

(Loss) income from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$(337)	$239	$587	$516	$398
Add back fixed charges:
Total fixed charges	169	197	208	224	150
Dividends from associates	3	7	5	12	9
Less:
Capitalized interest	—	—	—	—	(1)
Income as adjusted	$(165)	$443	$800	$752	$556

Fixed charges
Interest expense	$128	$156	$166	$174	$105
Portions of rents representative of interest factor	41	41	42	50	45
Total fixed charges	$169	$197	$208	$224	$150

Ratio of earnings to fixed charges	(1.0)	2.2	3.8	3.4	3.7

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended December 31,
	2012	2011	2010	2009	2008
	(millions except ratios)

(Loss) income from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$(337)	$239	$587	$516	$398
Add back fixed charges:
Total fixed charges	169	197	208	224	150
Dividends from associates	3	7	5	12	9
Less:
Capitalized interest	—	—	—	—	(1)
Income as adjusted	$(165)	$443	$800	$752	$556

Fixed charges and preferred stock dividends
Interest expense	$128	$156	$166	$174	$105
Portions of rents representative of interest factor	41	$41	$42	$50	$45
Total fixed charges	169	$197	$208	$224	$150
Preferred stock dividends	—	$—	$—	$—	$—
Total fixed charges and preferred stock dividends	$169	$197	$208	$224	$150

Ratio of earnings to fixed charges and preferred stock dividends	(1.0)	2.2	3.8	3.4	3.7